Exhibit 8

                         ALLSTATE LIFE INSURANCE COMPANY
                             ALLSTATE CORPORATE TAX
                          3075 Sanders Road, Suite G2B
                         Northbrook, Illinois 60062-7127



SAM DE FRANK                                   Writer's Direct Dial 847 402-5685
Assistant Vice President & Tax Counsel                   Facsimile: 847 326-5900

                                                                   June 30, 2006




Standard & Poor's Ratings Services,
     a Division of The McGraw-Hill Companies, Inc.
Moody's Investors Service, Inc.

RE: Allstate Life Global Funding Trust 2006-3 $500,000,000 Floating Rate Notes due 2008

Ladies and Gentlemen:

     I am Assistant Vice President and Tax Counsel of Allstate Life Insurance Company, an Illinois insurance company ("Allstate Life"), and have reviewed the documents relating to the establishment of the Allstate Life Global Funding Secured Medium Term Note Program (the "Institutional Program") and the Allstate Life(R) CoreNotes(R) Program (the "Retail Program" and together with the Institutional Program, the "Programs") for the issuance and sale, from time to time, of secured medium term notes (the "Notes"). Under the Programs, newly created separate statutory trusts, each organized under the laws of the State of Delaware and each beneficially owned by Allstate Life Global Funding, a statutory trust organized under the laws of the State of Delaware ("Global Funding") (each, an "Issuing Trust" and collectively, "the Issuing Trusts") will issue Notes in an aggregate amount of up to $5,000,000,000. The net proceeds from the offering and sale of the Notes will be used by each Issuing Trust to purchase a Funding Note (each, a "Funding Note") from Global Funding in an amount equal to the amount of Notes issued by the Issuing Trust. Global Funding will use the proceeds from the sale of each Funding Note to purchase one or more Funding Agreement(s) (the "Funding Agreement(s)") from Allstate Life. Global Funding will immediately assign absolutely to, and deposit into, each Issuing Trust the Funding Agreement(s), and the relevant Funding Note will be surrendered.

     Allstate Life and Global Funding have filed a Registration Statement on Form S-3 (File No. 333-129157) with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act") (as amended, the "Registration Statement"), including a Prospectus, dated March 15, 2006 (the "Prospectus"), a Prospectus Supplement dated March 15, 2006 relating to the Institutional Program (the "Institutional Prospectus Supplement") and a Prospectus Supplement dated March 15, 2006 relating to the Retail Program (the "Retail Prospectus Supplement") containing information relating to the Notes and the Programs. The Prospectus and the Institutional Prospectus Supplement are supplemented by a pricing supplement, dated June 26, 2006 (the "Pricing Supplement"), as filed with the Commission pursuant to Rule 424(b)(5) of the Act and relating to the issuance by Allstate Life Global Funding Trust 2006-3 (the "Trust") of $500,000,000 aggregate principal amount of Floating Rate Notes due 2008 (the "Designated Notes") and the delivery of Funding Agreement No. FA-41093 by Allstate Life (the "Designated Funding Agreement").

     The payments under the Designated Funding Agreement issued by Allstate Life will be structured to meet in full the Trust's scheduled payment obligations under the Designated Notes issued by the Trust. Payment of principal and interest on the Designated Notes will be made solely from payments made by Allstate Life under the Designated Funding Agreement. Capitalized terms used in this opinion letter that are not otherwise defined herein have the meanings ascribed to them in the Distribution Agreement, dated March 15, 2006, among Global Funding, Merrill Lynch, Pierce, Fenner & Smith Incorporated and each other institution named on Schedule 1 thereto.

     In formulating the opinions in this letter, I have examined (i) the Registration Statement, (ii) the Series Instrument relating to the Trust, dated as of June 26, 2006, including all exhibits and annexes attached thereto, (iii) the Closing Instrument relating to the Trust, dated as of June 30, 2006 including all exhibits and annexes attached thereto, and (iv) such other certificates, records, and other documents as I have deemed necessary or appropriate for the purposes of the opinions rendered herein.

     In such examination, I have assumed, without inquiry, the legal capacity of all natural persons, the genuineness of all signatures on all documents, the authenticity of all documents submitted as originals, the conformity to original documents of all documents submitted as certified, conformed or other copies, and the authenticity of the originals of such copies.

     I have assumed for purposes of this opinion letter that the transactions described in or contemplated by the foregoing documents have been or will be consummated in accordance with the operative documents, and that such documents accurately reflect the material facts of such transactions. The opinions are also based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations, administrative rulings, judicial decisions and other applicable authorities. The statutory provisions, regulations and interpretations on which the opinions are based are subject to change, possibly retroactively. In addition, there can be no assurance that the Internal Revenue Service will not take positions contrary to those stated in this opinion letter.

     Subject to the foregoing, under current law and based upon the facts, assumptions and qualifications contained herein, I am of the opinion that:

1. Global Funding and the Trust will be ignored for United States federal income tax purposes and will not be treated as an association or a publicly traded partnership taxable as a corporation; and

2. The Designated Notes will be classified as indebtedness of Allstate Life for United States federal income tax purposes.

     The opinions I express herein are limited solely to matters governed by the federal income tax laws of the United States. This opinion letter is provided solely to you as a legal opinion only, and not as a guaranty or warranty, and is limited to the specific transactions, documents, and matters described above. No opinion may be implied or inferred beyond that which is expressly stated in this opinion letter.

     I am furnishing this opinion letter to you solely in connection with your review of the Programs and this opinion letter is not to be referred to by any other person or for any other purpose without my express written consent. I disclaim any obligation to update this opinion letter for events occurring or coming to my attention after the date hereof.

                                Very truly yours,

                                /s/ Sam De Frank
                                --------------------
                                Sam De Frank
                                Assistant Vice President & Tax Counsel
                                Allstate Corporate Tax